EXHIBIT 10.3

FORM OF STOCK AWARD

AGREEMENT FOR EMPLOYEES UNDER THE

XTO ENERGY INC.

2004 STOCK INCENTIVE PLAN

THIS AGREEMENT is entered into this              day of                     , 200  , between XTO Energy Inc., a Delaware corporation (the “Company”), and                      (“Grantee”), pursuant to the provisions of the XTO Energy Inc. 2004 Stock Incentive Plan (the “Plan”). The Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that Grantee is eligible to be a participant in the Plan and, to carry out its purposes, has this day authorized the grant, pursuant to the Plan, of the stock award set forth below to Grantee.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

1. Grant of Stock Award. Subject to all of the terms, conditions and provisions of the Plan and of this Agreement, the Company hereby grants to Grantee under Section 10 of the Plan              shares of the common stock of the Company, par value one cent ($0.01) per share (the “Common Stock”), which shares will consist of authorized but unissued shares or issued shares reacquired by the Company. Such shares are being issued as a stock award in the form of performance shares under the Plan.

2. Vesting.              percent of the performance shares granted herein will vest when the Common Stock closes on the New York Stock Exchange at or above each of the following levels: $            , $             and $             per share. If the Common Stock is not

listed on the New York Stock Exchange, then any reference in this Agreement to the New York Stock Exchange will be deemed to be the principal securities market on which the Common Stock is traded or quoted.

3. Grantee’s Agreement. Grantee expressly and specifically agrees that:

(a)	With respect to the calendar year in which any of the performance shares vest, Grantee will include in his or her gross income for federal, state and local income tax purposes the fair market value of the performance shares that vested.

(b)	The grant of performance shares is special incentive compensation that will not be taken into account as “wages” or “salary” in determining the amount of payment or benefit to Grantee under any other compensation or insurance plan of the Company.

(c)	The Company may hold the certificate for unvested performance shares until the performance shares vest or the performance shares may be uncertificated shares issued in the name of the Grantee and held in a restricted account by the Company’s transfer agent.

(d)	Grantee may pay to the Company any federal, state or local tax withholding owed as a result of the performance shares vesting with shares of Common Stock owned by Grantee on the date of vesting or with the shares of unrestricted Common Stock acquired upon vesting (the shares of Common Stock being valued at fair market value on the date of vesting).

4. Term. Any performance shares which remain unvested on the seventh anniversary of the date of this Agreement will be canceled, will not vest, and will be returned to the Company.

5. Death or Disability. Upon death of Grantee, or upon termination of Grantee’s employment by reason of permanent disability (as determined by the Committee), all unvested performance shares granted herein will immediately vest.

6. Other Terms, Conditions and Provisions. As noted above, the performance shares herein granted by the Company to Grantee are granted subject to all of the terms, conditions and provisions of the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and Plan prospectus and hereby consents to receive any updates to the Plan or Plan prospectus electronically. The parties agree that the entire text of the Plan is incorporated by reference as if copied herein. Reference is made to the Plan for a full description of the rights of Grantee and all of the other terms, conditions and provisions of the Plan applicable to the performance shares granted herein. If any of the provisions of this Agreement vary from or are in conflict with the Plan, the provisions of the Plan will be controlling.

7. Non-Transferability. The performance shares granted hereunder are not transferable or assignable by Grantee.

8. Rights as a Stockholder. Grantee will have the voting, dividend, and other rights of stockholders of the Company prior to and upon vesting of the performance shares. If the performance shares are canceled, all such rights will then be canceled.

9. No Employment Commitment. Grantee acknowledges that neither the grant of performance shares nor the execution of this Agreement by the Company will be interpreted or construed as imposing upon the Company any obligation to retain Grantee’s services for any stated period of time, which employment will continue to be at the pleasure of the Company at such compensation as it determines, unless otherwise provided in a written employment agreement signed by the Company and Grantee.

IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

XTO ENERGY INC.

By:
Name:	Bob R. Simpson
Title:	Chairman of the Board and
Chief Executive Officer

GRANTEE

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